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Exhibit 10.13

FIRST AMENDMENT TO LEASE

        This First Amendment to Lease dated as of the 27th day of July, 2004 by and between Wellsford/Whitehall Holdings, L.L.C., a Delaware limited liability company ("Landlord"), and TechTarget.com, Inc., a Delaware corporation ("Tenant").

RECITALS

        WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of November 25, 2003 (the "Lease") with respect to space in the building known and numbered as Cutler Lake Corporate Center, 117 Kendrick Street, Needham, Massachusetts (the "Building"), which space consists of approximately 42.330 rentable square feet, as more particularly described therein (the "Premises");

        WHEREAS, simultaneously with the execution and delivery of the Lease, United Communications Group Limited Partnership, a Maryland limited partnership (the "Guarantor") executed a Guaranty for the benefit of Landlord, pursuant to which Guarantor guaranteed, unconditionally and absolutely, to Landlord for the period commencing upon the Lease Commencement Date and terminating on July 31, 2006 (said period being hereinafter referred to as the "Guaranty Period"), the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Lease provided to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of the Base Rent, Additional Rent, charges and damages payable by Tenant under the Lease) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions (the "Guaranty"); and

        WHEREAS, Tenant and Guarantor have requested that Landlord release and terminate the Guaranty; and

        WHEREAS, Landlord has agreed to release and terminate the Guaranty, subject to the terms and conditions contained herein;

        NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Landlord hereby releases and terminates the Guaranty as of the date hereof.

        2.     In consideration of Landlord releasing and terminating the Guaranty as of the date hereof, Tenant agrees that if there is a material adverse change in Tenant's financial condition during the Guaranty Period, Tenant shall deposit with Landlord promptly after demand therefor but in no event later than ten (10) business days after such demand a security deposit in an amount equal to two (2) months of the then current Monthly Base Rent (the "Security Deposit"). The Security Deposit shall constitute security for payment of Base Rent and additional rent and for the performance of any and all other covenants, agreements and obligations of Tenant under this Lease. If Tenant defaults (and such default continues beyond any applicable notice and cure periods) with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, additional rent or any other payment due under this Lease, and the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant's default being deemed to have occurred) apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant's default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant's default. In the event of such application, Tenant shall promptly deposit with Landlord such additional amounts necessary to restore the Security Deposit to the full amount set forth above.

        3.     For purposes of this First Amendment, a "material adverse change in Tenant's financial condition" shall mean that, in any of the four (4) fiscal quarters immediately preceding Landlord's review of Tenant's financial condition: (a) Tenant's has failed to achieve positive net cash flow from operations of at least One Million Six Hundred Thousand Dollars ($1,600,000), or (b) the amount of Tenant's cash and cash equivalents as shown on the cash flow financial statement falls below Thirty-Five Million Dollars ($35,000,000).

        4.     The parties agree to amend the first sentence of Section 2.8.1 of the Lease to read in its entirety as follows: "Within ten (10) days after Landlord's written request, which request may only be made upon a default by Tenant or the refinancing or proposed sale of the Building and otherwise may not be made more than once during any fiscal year, Tenant shall deliver to Landlord, Tenant's unaudited quarterly financial statement for its most recent fiscal quarter and Tenant's audited annual financial statement for its most recent fiscal year."

        5.     All capitalized terms used herein, and not otherwise defined herein, shall have the meaning ascribed thereto in the Lease.

        6.     Except as expressly amended herein, all other terms of the Lease remain unchanged and the Lease is in all respects, confirmed, ratified and approved and on the date of this First Amendment, subject to the terms hereof, in full force and effect.

[Signatures appear on the following page.]

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment to Lease under seal in one or more counterparts as of the day and year first above written.

LANDLORD:
Wellsford/Whitehall Holdings, L.L.C., a Delaware limited liability company
By:	/s/ THOMAS D. FERGUSON Name: Thomas D. Ferguson Authorized Signatory
TENANT:
TechTarget.com, Inc., a Delaware corporation
By:	/s/ ERIC SOCKOL Eric Sockol Title: CFO

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FIRST AMENDMENT TO LEASE
RECITALS